Exhibit 4

AMENDMENT TO RIGHTS AGREEMENT

Amendment dated as of July 23, 2003 to the Rights Agreement (the “Rights Agreement”) dated November 30, 1994, as amended, between Johnson Controls, Inc. (the “Company”) and Firstar Trust Company, as assigned to Wells Fargo Bank Minnesota, N.A. (the “Rights Agent”).

Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may amend the Rights Agreement without the approval of rights holders. To the knowledge of the Company, no person beneficially owns more than 10% of the outstanding shares of Common Stock. All actions necessary to make this Amendment a valid agreement according to its terms have been done, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and Rights Agent.

Capitalized terms used herein without definition shall have the same meaning ascribed to such terms in the Rights Agreement.

In consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree to modify and amend the Right Agreement as follows.

Section 7 (a) (i) is hereby amended to reflect the change of the Final Expiration Date from November 30, 2004 to July 31, 2003.

This Amendment shall be governed by and construed in accordance with the laws of the State of Wisconsin.

This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes are deemed an original, and all such counterparts shall together constitute but one and the same instrument.

If any term, provision, covenant or restriction of this Amendment to the Rights is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Except as expressly set forth herein, this Amendment to the Rights Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed as of the day and year first written above.

JOHNSON CONTROLS, INC		WELLS FARGO BANK MINNESOTA, N.A.

By:	/s/ John P. Kennedy	By:	/s/ Nancy Rosengren

Name:	John P. Kennedy	Name:	Nancy Rosengren

Title:	Sr. Vice President	Title:	Vice President

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